Exhibit 10.2

AMENDED AND RESTATED PARENT GUARANTY AND INDEMNITY

This AMENDED AND RESTATED PARENT GUARANTY AND INDEMNITY (this “Guaranty”) is made as of February 15, 2008, by ANTHRACITE CAPITAL, INC., a Maryland corporation (“Guarantor”) in favor of MORGAN STANLEY MORTGAGE SERVICING LTD. (“Security Trustee”), as security trustee under the Loan Agreement (hereinafter defined), and MORGAN STANLEY PRINCIPAL FUNDING INC., a Delaware corporation (“Agent”; Agent and Security Trustee being sometimes referred to each as a “Finance Party” and collectively the “Finance Parties”), as agent under the Loan Agreement.

W I T N E S S E T H:

WHEREAS, Security Trustee, Morgan Stanley Bank, a Utah corporation (“Original Agent”), and AHR Capital MS Limited, a company incorporated in the Republic of Ireland with Company Number 411989 (“Borrower”), and the other parties thereto are party to that certain Multicurrency Revolving Facility Agreement dated as of February 17, 2006 (the “Original Loan Agreement”).

WHEREAS, Guarantor directly owns one hundred percent (100%) of the legal and beneficial interest in Borrower.

WHEREAS, pursuant to that certain Parent Guaranty and Indemnity dated as of February 17, 2006 (the “Original Guaranty”), made by Guarantor in favor of Security Trustee and Original Agent, Guarantor, among other things, guaranteed the obligations of Borrower under the Original Loan Agreement.

WHEREAS, pursuant to that certain Amended and Restated Multicurrency Revolving Facility Agreement dated as of July 20, 2007, among Borrower, Security Trustee, Original Agent and the other parties thereto (the “Existing Loan Agreement”), the Original Loan Agreement was amended and restated to, among other things, increase the maximum credit thereunder to $300,000,000.

WHEREAS, pursuant to the Original Guaranty, Guarantor guaranteed the obligations under the Existing Loan Agreement.

WHEREAS, on the date hereof, Original Agent has resigned as agent under the Existing Loan Agreement and appointed Agent in its place.

WHEREAS, pursuant to that certain Second Amended and Restated Multicurrency Revolving Facility Agreement dated as of the date hereof, among Borrower, Security Trustee, Agent and the other parties thereto (as said agreement may be modified, amended or restated from time to time, the “Loan Agreement”), the Existing Loan Agreement was amended and restated to, among other things, extend the term thereof and amend the pricing thereunder.

WHEREAS, it is a condition to the effectiveness of the Loan Agreement that Guarantor execute and deliver this Guaranty for the benefit of the Finance Parties and, as such, Guarantor desires to amend and restate the Original Guaranty in its entirety as set forth herein and Security Trustee and Agent desire to accept this Guaranty in lieu of the Original Guaranty.

NOW, THEREFORE, in consideration of the premises and the mutual promises and covenants contained in this Guaranty, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree that from and after the date hereof the terms and conditions of the Original Guaranty are hereby superseded by the following terms and conditions:

Section 1.         Capitalized Terms.  All capitalized terms used herein and not otherwise defined shall have the respective meanings ascribed to such terms in the Loan Agreement. As used herein:

“1934 Act” shall mean the Securities and Exchange Act of 1934, as amended.

“Affiliate” shall mean with respect to any Person, any “affiliate” of such Person, as such term is defined in the United States Bankruptcy Code of 1978, as amended from time to time.

“Capital Lease Obligations” shall mean, for any Person, all obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) Property to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP, and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.

“Cash Income” shall mean, for any period, the sum of Net Income of the Guarantor and its consolidated Subsidiaries and (a) Cash Interest Expense and (b) depreciation and amortization; less (i) the net gain (or loss) on securities, (ii) the net gain (or loss) on real estate held for sale, (iii) earnings (or loss) from equity investments and unconsolidated joint ventures determined in accordance with GAAP, plus cash distributions from equity investments, (iv) income (or expense) attributable to the ineffectiveness of hedging transactions, (v) any benefit (or provision) for income taxes for such period, (vi) interest amortization (or accretion), (vii) incentive fees received (or paid) in the form of the issuance of the Guarantor's common stock, and (viii) gains (or losses) attributable to the impairment of assets under EITF 99-20.

“Cash Interest Expense” shall mean, for any period, total interest expense, both expensed and capitalized, of Guarantor and its Subsidiaries for such period with respect to the Total Indebtedness of Guarantor and its Subsidiaries (including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under interest rate protection agreements), determined on a consolidated cash basis for such period, and net of interest accretions, whether in favor or against, with respect to debt.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Debt Service Coverage Ratio”  shall mean, for the period of time for which calculation is being made, the ratio of cash income before interest expense to cash interest expense.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

“GAAP” shall mean generally accepted accounting principles as in effect from time to time in the United States.

“Guarantee” shall mean, as to any Person, any obligation of such Person directly or indirectly guaranteeing any Indebtedness of any other Person or in any manner providing for the payment of any Indebtedness of any other Person or otherwise protecting the holder of such Indebtedness against loss (whether by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, or to take-or-pay or otherwise); provided that the term “Guarantee” shall not include (i) endorsements for collection or deposit in the ordinary course of business, or (ii) obligations to make servicing advances for delinquent taxes and insurance or other obligations in respect of a Mortgaged Property, to the extent required by Buyer.  The amount of any Guarantee of a Person shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith.  The terms “Guarantee” and “Guaranteed” used as verbs shall have correlative meanings.

“Indebtedness” shall mean, for any Person:  (a) obligations created, issued or incurred by such Person for borrowed money (whether by loan, the issuance and sale of debt securities or the sale of

Property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such Property from such Person); (b) obligations of such Person to pay the deferred purchase or acquisition price of Property or services, other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business so long as such trade accounts payable are payable within 90 days of the date the respective goods are delivered or the respective services are rendered; (c) Indebtedness of others secured by a Lien on the Property of such Person, whether or not the respective Indebtedness so secured has been assumed by such Person; (d) obligations (contingent or otherwise) of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for account of such Person; (e) Capital Lease Obligations of such Person; (f) obligations of such Person under repurchase agreements, sale/buy-back agreements or like arrangements; (g) Indebtedness of others Guaranteed by such Person; (h) all obligations of such Person incurred in connection with the acquisition or carrying of fixed assets by such Person; and (i) Indebtedness of general partnerships of which such Person is a general partner.

“Intangible Assets” shall mean the excess of the cost over book value of assets acquired, patents, trademarks, trade names, copyrights, franchises and deferred charges (excluding the value of any residual securities and the value of any owned or purchased mortgage servicing rights).

“Lien” shall mean any mortgage, lien, pledge, charge, security interest or similar encumbrance.

“Liquid Assets” shall mean cash, United States Treasury Bills, securities issues by an agency of, and guaranteed by, the United States of America, in each case, that is unrestricted and not subject to Liens.

“Loan Documents” shall mean the Original Loan Agreement, the Existing Loan Agreement, the Loan Agreement and all documents and agreements executed by Borrower at any time in connection with any of the foregoing, including without limitation, the Finance Documents (as defined in the Loan Agreement).

“Mark-to-Market Indebtedness” means the portion of the Total Indebtedness of Guarantor (which may be all of such Indebtedness) where the terms thereunder permit the holder thereof to make a margin call, accelerate all or a part of such Indebtedness and/or request the repayment in full or in part prior to the applicable maturity date based on changes in the market value of the collateral securing such Indebtedness.

“Net Income” shall mean, for any period, the net income of the Guarantor and its consolidated Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP.

“Person” shall mean any individual, corporation, company, voluntary association, partnership, joint venture, limited liability company, trust, unincorporated association or government (or any agency, instrumentality or political subdivision thereof).

“Property” shall mean any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

“Subsidiary” shall mean, with respect to any Person, any corporation, partnership or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, partnership or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

“Tangible Net Worth” shall mean, as of a particular date:

(i)           all amounts which would be included under stockholder's equity on a consolidated balance sheet of Guarantor and its consolidated Subsidiaries at such date, determined in accordance with GAAP, less

(ii)           amounts owing to Guarantor or any consolidated Subsidiary from Affiliates and (ii) Intangible Assets on the consolidated balance sheet of Guarantor.

“Total Indebtedness” shall mean, for any period, the aggregate Indebtedness of Guarantor and its consolidated Subsidiaries (excluding non-recourse Indebtedness) during such period.

Section 2.         Guaranty.

(a)           Guarantor hereby unconditionally and irrevocably guarantees to the Finance Parties the due and punctual payment when due, whether at the stated due date, by acceleration or otherwise, of any and all monetary obligations, indemnities, liabilities, indebtedness and other amounts of every kind arising out of the Loan Documents, all amounts in respect to indemnities provided for in the Loan Documents, and all damages provided for in the Loan Documents, in respect of a failure or refusal by Borrower to make any such payment, howsoever created, arising or evidenced, voluntary or involuntary, whether direct or indirect, absolute or contingent, now or hereafter existing or owing to Finance Parties (all the foregoing obligations and undertakings (irrespective of the application of the limited recourse language in Clause 35 of the Loan Agreement or clauses of similar import in the other Finance Documents) collectively referred to hereinafter as the “Guaranteed Obligations”).

(b)           This Guaranty is an absolute and unconditional guaranty of payment when due under the Loan Documents and not of collection of any indebtedness contained in or arising under the Loan Documents.  This Guaranty is in no way conditioned upon any attempt to collect from Borrower or upon any other event or contingency, and shall be binding upon and enforceable against Guarantor without regard to the validity or enforceability of the Loan Documents, or of any term thereof.  If for any reason Borrower shall fail or be unable duly and punctually to pay any such amount when due under the Loan Documents, Guarantor will forthwith pay, if not already paid by Borrower, the same immediately upon written demand.

(c)           In case any of the Loan Documents shall be terminated as a result of the rejection thereof by any trustee, receiver, examiner, liquidator or liquidating agent of Borrower or any of its properties in any bankruptcy, insolvency, reorganization, arrangement, composition, readjustment, liquidation, dissolution, examinership, winding-up or similar proceeding, Guarantor’s obligations hereunder shall continue to the same extent as if such agreement had not been so rejected.  Guarantor agrees that this Guaranty shall continue to be effective or shall be, reinstated, as the case may be, if at any time payment to any Finance Party of the Guaranteed Obligations or any part thereof is rescinded or must otherwise be returned by such Finance Party upon the insolvency, bankruptcy, examinership, liquidation, winding-up or reorganization of Borrower, or otherwise, as though such payment to such Finance Party had not been made.

(d)           Without duplication of the Guaranteed Obligations, Guarantor shall pay on demand all reasonable costs, expenses and damages incurred (including, without limitation, attorneys’ fees and disbursements) in connection with the enforcement of the obligations of Guarantor under this Guaranty.

Section 3.        Obligations Unconditional.  Guarantor hereby agrees that its obligations under this Guaranty shall be continuing and unlimited, shall not be subject to any non-compulsory counterclaim, set-off, deduction or defense (other than payment) based upon any claim Guarantor may have against the Finance Parties or Borrower or any other Person, and shall remain in full force and effect without regard to, and shall not be released, discharged or in any way affected by any circumstance or condition (whether or not Guarantor shall have any knowledge or notice thereof) whatsoever that might constitute a legal or equitable discharge or defense, and shall be unconditional, irrespective of:

(i)           the validity, enforceability, avoidance, novation or subordination of any of the Guaranteed Obligations, the Loan Documents, this Guaranty, or any other document relating thereto;

(ii)          the absence of any attempt by, or on behalf of, any Finance Party to collect, or to take any other action to enforce, all or any part of the Guaranteed Obligations, whether from or against Borrower, Guarantor, or any other Person or entity;

(iii)         the election of any remedy by, or on behalf of, any Finance Party with respect to all or any part of the Guaranteed Obligations;

(iv)         the waiver, rescission, compromise, acceleration, consent, extension, forbearance or granting of any indulgence by, or on behalf of, any Finance Party with respect to, or the amendment or modification of, or any release of any party from, any of the terms and provisions of, any provision of the Loan Documents or any related document;

(v)          the failure of any Finance Party to take any steps to perfect and maintain its security interest in, or to preserve its rights to, any security or collateral, if any, for the Guaranteed Obligations;

(vi)         the election by, or on behalf of, any Finance Party, in any proceeding instituted under Chapter 11 of Title 11 of the United States Code (11 U.S.C. 101 et seq.) (the “Bankruptcy Code”), of the application of Section 1111(b)(2) of the Bankruptcy Code;

(vii)        the disallowance, under Section 502 of the Bankruptcy Code or any other applicable law, of all or any portion of the claims of any Finance Party for repayment of all or any part of the Guaranteed Obligations or any expenses associated therewith;

(viii)       the failure of any Finance Party to assert any claim or demand or to enforce any right or remedy against Borrower or any other Person under the provisions of the Loan Documents or any related document or other agreement or otherwise;

(ix)         any change in respect of Borrower or Guarantor, including, without limitation, as a result of any sale of assets, merger, consolidation, dissolution, liquidation, recapitalization, or other change of legal form or status, whether or not permitted under the Loan Documents;

(x)          the release, exchange, waiver or foreclosure of any security held by any Finance Party for any of the Guaranteed Obligations or the invalidity or nonperfection of any security interest securing the Guaranteed Obligations or this Guaranty, or any other defect of any kind pertaining to the Guaranteed Obligations or any guaranty or collateral security in respect thereof;

(xi)         the release or substitution of Borrower or Guarantor;

(xii)        any other circumstance that might otherwise, but for this specific agreement of Guarantor to the contrary, result in a discharge of or the exoneration of Guarantor hereunder, at law or in equity, it being the intent of the parties hereto that the obligations of Guarantor hereunder shall be absolute and unconditional under any and all circumstances; or

(xiii)       any reduction occurring in, or other arrangement being made relating to the Guaranteed Obligations as a result of any compromise, scheme of arrangement or composition, made pursuant to any of the provisions of the Companies (Amendment) Act 1990, as amended, of the Republic of Ireland or any analogous provisions or made pursuant to any proceedings or actions whatsoever and whether or not following the appointment of an administrator, administrative receiver, trustee, liquidator, receiver or examiner or any similar officer or any analogous event occurring under the laws of any jurisdiction relevant to Borrower or over all or a substantial part of the assets of Borrower, and Guarantor hereby agrees with and acknowledges to the Finance Parties that the amount recoverable by the Finance Parties from Borrower and Guarantor hereunder will be and will continue to be the full amount which would have been recoverable by the Finance Parties from Borrower in respect of the Guaranteed Obligations had no such compromise, scheme of arrangement or composition or event as aforesaid been entered into.

Section 4.         Enforcement.  The Finance Parties may proceed directly against Guarantor to collect and recover the full amount (or any portion) of the Guaranteed Obligations, without first proceeding against Borrower or any other Person or entity, or against any security or collateral for the Guaranteed Obligations.

Section 5.         Waivers.

(a)           Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of receivership, liquidation, dissolution, examinership, winding-up or similar proceedings or bankruptcy of Borrower or Guarantor, protest or notice (except any applicable notices required to be given to Borrower under the Loan Documents) with respect to the Guaranteed Obligations, all setoffs and counterclaims and all presentments, demands for performance, notices of nonperformance (except any applicable notices required to be given under the Loan Documents), protests, notices of protest, notices of dishonor and notices of acceptance of this Guaranty and all other demands (except any applicable demands required to be given under the Loan Documents) whatsoever (and shall not require that the same be made on Borrower or Guarantor as a condition precedent to the obligations of Guarantor hereunder, except as required by the Loan Documents), and covenants that this Guaranty will not be discharged, except by complete payment (in cash) of the Guaranteed Obligations and any other obligations contained herein and the termination of the Loan Documents.  Guarantor further waives all notices of the existence, creation or incurring of new or additional indebtedness, arising either from loans extended to Borrower, any other Person under the Loan Documents, Guarantor or otherwise under any related document.

(b)           The Finance Parties are hereby authorized, without notice or demand and without affecting the liability of Guarantor hereunder, from time to time, (i) to renew, extend, accelerate or otherwise change the time for payment of, or other terms relating to, all or any part of the Guaranteed Obligations, or to otherwise modify, amend or change the terms of the Loan Documents to which any Finance Party is a party or any other related document; (ii) to accept partial payments on all or any part of the Guaranteed Obligations; (iii) to take and hold security or collateral for the payment of all or any part of the Guaranteed Obligations, this Guaranty, or any other guaranties of all or any part of the Guaranteed Obligations or other liabilities of Guarantor or Borrower; (iv) to exchange, enforce, waive and release any such security or collateral; (v) to apply such security or collateral and direct the order or manner of sale thereof as in its discretion it may determine; and (vi) to settle, release, exchange, enforce, waive, compromise, collect or otherwise liquidate all or any part of the Guaranteed Obligations, and any security or collateral for the Guaranteed Obligations.  Any of the foregoing may be done in any manner, without affecting or impairing the obligations of Guarantor hereunder.

Section 6.         Setoff.  At any time after all or any part of the Guaranteed Obligations have become due and payable, any Finance Party may, without notice to Guarantor and regardless of the acceptance of any security or collateral for the payment hereof, appropriate and apply toward the payment of all or any part of the Guaranteed Obligations (i) any indebtedness due or to become due from any Finance Party or any of their respective Affiliates to Guarantor, and (ii) any moneys, credits or other property belonging to Guarantor at any time held by or coming into the possession of any Finance Party or any of their respective Affiliates.

Section 7.        Financial Information.  Guarantor hereby assumes responsibility for keeping itself informed of the financial condition of Borrower and any and all endorsers and/or other guarantors of all or any part of the Guaranteed Obligations, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations (or any part thereof) that diligent inquiry would reveal, and Guarantor hereby agrees that the Finance Parties shall have no duty to advise Guarantor of information known to it regarding such condition or any such circumstances.

Section 8.         Representations and Warranties.  Guarantor hereby represents and warrants to the Finance Parties that as of the date hereof and throughout the term of this Guaranty:

(a)           Legal Name.  The exact legal name of Guarantor is Anthracite Capital, Inc. and except as disclosed in Guarantor’s public filings with the Securities and Exchange Commission, Guarantor has not used any previous names, assumed names or trade names.

(b)           Existence.  Guarantor (a) is a corporation duly organized and validly existing under the laws of the jurisdiction of its organization, (b) has all requisite power, and has all governmental licenses, authorizations, consents and approvals necessary to own its assets and carry on its business as now being or as proposed to be conducted, except where the lack of such licenses, authorizations, consents and approvals would not be reasonably likely to have a Material Adverse Effect on its Property, business or financial condition or prospects; and (c) is qualified to do business, validly existing and is, to the extent determinable, in good standing, in all other jurisdictions in which the nature of the business conducted by it makes such qualification necessary, except where failure so to qualify would not be reasonably likely (either individually or in the aggregate) to have a material adverse effect on its business, operations, Property, condition (financial or otherwise) or prospects.

(c)           Guarantor Information.  All information furnished to any Finance Party regarding the assets and liabilities of Guarantor and its consolidated Subsidiaries, if any, is true, correct and complete in all material respects and remains unmodified in any material respect. There has been no material adverse change in the business or financial condition of Guarantor (or the business or consolidated financial condition of its Subsidiaries) since January 1, 2007.

(d)           Action.  Guarantor has all necessary power, authority and legal right to execute, deliver and perform its obligations under this Guaranty; the execution, delivery and performance by Guarantor has been duly authorized by all necessary action on its part; and this Guaranty has been duly and validly executed and delivered by Guarantor and constitutes a legal, valid and binding obligation of Guarantor, enforceable against Guarantor in accordance with its terms except as enforceability may be limited or varied by bankruptcy, insolvency, reorganization, liquidation or other similar laws of general application relating to enforcement of the rights of a creditor and by general equitable principals.

(e)           Litigation.  There are no actions, suits, arbitrations, investigations (including, without limitation, any of the foregoing which are pending or threatened in writing) or other legal or arbitrable proceedings affecting Guarantor or Borrower or affecting any of their respective Property before any Governmental Authority that (i) questions or challenges the validity or enforceability of this Guaranty or any action to be taken in connection with the transactions contemplated hereby, (ii) makes a claim or claims against Guarantor or Borrower in an aggregate amount greater than Five Million Dollars ($5,000,000), (iii) which, individually or in the aggregate, if adversely determined, could reasonably be likely to have a Material Adverse Effect, or (iv) requires filing with the Securities and Exchange Commission in accordance with the 1934 Act or any rules thereunder which filing has not been made.

(f)           No Breach.  The execution and delivery of this Guaranty does not and will not conflict with or result in a breach of the articles of incorporation or by-laws (or equivalent documents) of Guarantor or any applicable law, rule or regulation, or any order, writ, injunction or decree of any Governmental Authority, or any other material agreement or instrument to which Guarantor is a party or by which it or any of its Property is bound or to which it is subject, or constitute a default under any such material agreement or instrument or result in the creation or imposition of any Lien upon any Property of Guarantor pursuant to the terms of any such agreement or instrument.

(g)           Approvals.  No authorizations, approvals or consents of, and no filings or registrations with, any Governmental Authority or any securities exchange are necessary for the execution, delivery or performance by Guarantor under this Guaranty for the legality, validity or enforceability hereof.

(h)           True and Complete Disclosure.  The information, reports, financial statements, exhibits and schedules furnished in writing by or on behalf of Guarantor to any Finance Party in connection with the negotiation, preparation or delivery of this Guaranty and the Loan Documents or included herein or therein or delivered pursuant hereto or thereto, when taken as a whole, (x) do not contain any untrue statement of material fact and (y) contain all statements of material fact necessary to make the statements herein or therein, in light of the circumstances under which they were made, true.  All written information furnished after the date hereof by or on behalf of Guarantor to any Finance Party in connection with this Guaranty or the other Loan Documents and the transactions contemplated hereby and thereby, will be true, complete and accurate in every material respect, or (in the case of projections) based on reasonable estimates, on the date as of which such information is stated or certified.  There is no fact known to the actual knowledge of a Responsible Officer of Guarantor, after due inquiry, that could reasonably be expected to have a Material Adverse Effect that has not been disclosed herein or in a report, financial statement, exhibit, schedule, disclosure letter or other writing furnished to the Finance Parties for use in connection with the transactions contemplated hereby.

(i)            Chief Executive Office; Jurisdiction of Organization.  Guarantor’s chief executive office is 40 East 52nd Street, New York, NY 10022.  Guarantor’s jurisdiction of organization is Maryland.

(j)            Location of Books and Records.  The location where Guarantor keeps its books and records, including all computer tapes and records relating to the Collateral, is its chief executive office.

(k)           Intentionally Omitted.

(l)            Regulatory Status.  Guarantor is not a “bank holding company” or a direct or indirect subsidiary of a “bank holding company” as defined in the Bank Holding Company Act of 1956, as amended, and Regulation Y thereunder of the Board of Governors of the Federal Reserve System.

(m)          Subsidiaries.  Exhibit B attached hereto sets forth the name of each direct or indirect Subsidiary of Guarantor.

(n)           Taxes. Guarantor and its Subsidiaries have filed all federal income tax returns and all other material tax returns that are required to be filed by them and have paid all taxes due pursuant to such returns or pursuant to any assessment received by any of them, except for any such taxes as are being appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been provided.  The charges, accruals and reserves on the books of Guarantor and its Subsidiaries in respect of taxes and other governmental charges are, in the reasonable opinion of Guarantor, adequate.

(o)           No Default under Other Agreements. No event or circumstance is outstanding which constitutes a default under any agreement or instrument which is binding on Guarantor or any of its

Subsidiaries or to which its (or any of its Subsidiaries) assets are subject which might have a Material Adverse Effect.

(p)           Business Affairs.

(i)           The business and affairs of Guarantor has at all times been, and will at all times be, managed, controlled and conducted in its own name as an identifiable business, separate, independent and identifiable from the business of any other person;

(ii)          The records, books, accounts and minutes of Guarantor have at all times been, and will continue at all future times to be, maintained separate and distinct from those of any other person;

(iii)         The assets and liabilities and the funds of Guarantor have at all times been, and will continue at all future times to be, kept separate and distinct from any other person; and Guarantor has received, deposited, withdrawn, paid and disbursed, and will at all future times receive, deposit, withdraw, pay and disburse, all monies, funds and receivables in the ordinary course of its business and in a manner separate and distinct from any other person; and

(iv)         All dealings and transactions of Guarantor with all other persons have at all times been and will continue at all times to be at arms-length.

(q)           ERISA.  Guarantor has not established any pension plan for employees which would cause Guarantor to be subject to ERISA.

Section 9.         Covenants of Guarantor.  Guarantor covenants and agrees with the Finance Parties that, until payment in full of all Guaranteed Obligations:

(a)           Financial Statements, Reports, etc.  Guarantor shall deliver to the Finance Parties:

(i)           as soon as available and in any event within 45 days after the end of each of the first three quarterly fiscal periods of each fiscal year of Guarantor, the unaudited consolidated balance sheet of Guarantor and its consolidated Subsidiaries as at the end of such period and the related unaudited consolidated statement of income and retained earnings, consolidated statement of cash flows and consolidated statement of equity for Guarantor and its consolidated Subsidiaries for such period and the portion of the fiscal year through the end of such period, setting forth in each case in comparative form the figures for the previous year, accompanied by a certificate of a Responsible Officer of Guarantor, which certificate shall state that said consolidated financial statements fairly present the consolidated financial condition and results of operations of Guarantor and its consolidated Subsidiaries in accordance with GAAP, consistently applied, as at the end of, and for, such period (subject to normal year-end audit adjustments);

(ii)          as soon as available and in any event within 90 days after the end of each fiscal year of Guarantor, the consolidated balance sheet of Guarantor and its consolidated Subsidiaries as at the end of such fiscal year and the related consolidated statement of income and retained earnings, consolidated statement of cash flows and consolidated statement of equity for Guarantor and its consolidated Subsidiaries for such year, setting forth in each case in comparative form the figures for the previous year, accompanied by an opinion thereon of independent certified public accountants of recognized national standing, which opinion shall not be qualified as to scope of audit or going concern and shall state that said consolidated financial statements fairly present the consolidated financial condition and results of operations of Guarantor and its consolidated Subsidiaries as at the end of, and for, such fiscal year in accordance with GAAP, and a certificate of such accountants stating that, in making the examination necessary for their opinion, they obtained no knowledge, except as specifically stated, of any Default;

(iii)         within 15 Business Days after any Finance Party’s request, such other information regarding the operation of any real property or the Collateral, or the financial condition, operations, or business of Guarantor as may be requested by any Finance Party, including all business plans prepared by or for Guarantor;

(iv)         upon any Finance Party’s request, a copy of any financial or other report Guarantor shall receive from any Collateral Obligor with respect to an item of Collateral within 15 days after Guarantor’s receipt thereof.

(v)           Guarantor will furnish to the Finance Parties, at the time it furnishes each set of financial statements pursuant to this Section 9(a), a certificate of a Responsible Officer of Guarantor (i) stating that, to the best of such Responsible Officer’s knowledge, Guarantor during such fiscal period or year has observed or performed all of its covenants and other agreements, and satisfied every condition, contained in the Loan Documents to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default except as specified in such certificate (and, if any Default has occurred and is continuing, describing the same in reasonable detail and describing the action Guarantor has taken or proposes to take with respect thereto) and (ii) showing in detail the calculations supporting such Responsible Officer’s certification of Guarantor’s compliance with the requirements of Sections 9(h), 9(i), 9(j), 9(l) and 9(m).

(b)           Litigation.  Guarantor will promptly, and in any event within ten (10) days after service of process on any of the following, give to the Finance Parties notice of all litigation, actions suits, arbitrations, investigations (including, without limitation, any of the foregoing which are pending or threatened) or other legal or arbitrable proceedings affecting Guarantor before any Governmental Authority that (i) questions or challenges the validity or enforceability of this Guaranty or any action to be taken in connection with the transactions contemplated hereby, (ii) makes a claim or claims against Guarantor in an aggregate amount greater than Five Million Dollars ($5,000,000), (iii) which, individually or in the aggregate, if adversely determined could reasonably be likely to have a Material Adverse Effect, or (iv) requires filing with the Securities and Exchange Commission in accordance with the 1934 Act or any rules thereunder which filing has not been made.

(c)           Existence, etc.  Guarantor will:

(i)           preserve and maintain its legal existence and all of its material rights, privileges, licenses and franchises;

(ii)          comply with the requirements of all applicable laws, rules, regulations and orders of Governmental Authorities (including, without limitation, all environmental laws, all laws with respect to unfair and deceptive lending practices and predatory lending practices) if failure to comply with such requirements would be reasonably likely (either individually or in the aggregate) to have a material adverse effect on its business, operations, Property, condition (financial or otherwise) or prospects.

(iii)         keep adequate records and books of account, in which complete entries will be made in accordance with GAAP consistently applied;

(iv)         not move its chief executive office from the address referred to in Section 8(i) hereof unless it shall have provided the Finance Parties ten (10) days’ prior written notice of such change;

(v)          pay and discharge all taxes, assessments and governmental charges or levies imposed on it or on its income or profits or on any of its Property prior to the date on which penalties attach thereto, except for any such tax, assessment, charge or levy the payment of which is being contested in good faith and by proper proceedings and against which adequate reserves are being maintained; and

(vi)         permit representatives of the Finance Parties, during normal business hours, to examine, copy and make extracts from its books and records, to inspect any of its Properties, and to discuss its business and affairs with its officers, all to the extent reasonably requested by any Finance Paty.

(d)           Prohibition of Fundamental Changes.  Guarantor shall not enter into any transaction of merger or consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation, winding up or dissolution) or sell all or substantially all of its assets; provided, that Guarantor may enter into a merger or consolidation if (a) the surviving or resulting entity shall be a corporation or partnership organized under the laws of the United States or any state thereof; (b) such entity shall expressly assume by written agreement, in form and substance satisfactory to the Finance Parties in their sole and absolute discretion, the performance of all of the duties and obligations under this Guaranty; and (c) such entity shall be at least as creditworthy as Guarantor (or either, as applicable), as determined by the Finance Parties in their sole and absolute discretion; and, provided, further, that if after giving effect thereto, no Default would exist hereunder.

(e)           Notices.  Guarantor shall give notice to the Finance Parties promptly upon receipt or knowledge of the occurrence of any Default.

(f)           Limitation on Liens.  Guarantor will defend the Collateral against, and will take such other action as is necessary to remove, any Lien, security interest or claim on or to the Collateral, other than the security interests created under the Loan Documents, and Guarantor will defend the right, title and interest of the Finance Parties in and to any of the Collateral against the claims and demands of all persons whomsoever.

(g)           Limitation on Distributions.  During the continuation of any Default, Guarantor shall not make any payment on account of, or set apart assets for, a sinking or other analogous fund for the purchase, redemption, defeasance, retirement or other acquisition of any equity or partnership interest of Guarantor, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of Guarantor.

(h)           Maintenance Tangible Net Worth. On any date, Guarantor shall not have a Tangible Net Worth less than the sum of Four Hundred Million Dollars ($400,000,000) and seventy-five percent (75%) of any equity offering proceeds accepted by Guarantor from and after the date of this Guaranty.

(i)           Maintenance of Ratio of Total Indebtedness to Tangible Net Worth. Guarantor’s ratio of Total Indebtedness to Tangible Net Worth shall not at any time be greater than 3:1.

(j)           Minimum Liquidity. Guarantor’s Liquid Assets shall not at any time to be less than five percent (5%) of its Mark-to-Market Indebtedness; provided that Guarantor shall not be in breach of this covenant if (i) such breach occurred prior to March 31, 2008 and such breach was cured within seven (7) days after the occurrence thereof; and (ii) Guarantor’s Liquid Assets exceed Twenty-Five Million Dollars ($25,000,000) at the time of such breach and at all times during the seven (7) day cure period referenced in (i) above.

(k)           Net Income. For any period of two consecutive fiscal quarters, Guarantor’s Net Income shall not be less than $1.00.

(l)           Changes in Tangible Net Worth. On any date, Guarantor’s Tangible Net Worth shall not have decreased by (i) twenty percent (20%) or more from Guarantor’s Tangible Net Worth as of the last Business Day in the third (3rd) month preceding such date; or (ii) forty percent (40%) or more from

Guarantor’s Tangible Net Worth as of the last Business Day in the twelfth (12th) month preceding such date.

(m)           Debt Service Coverage Ratio. Guarantor’s Debt Service Coverage Ratio for any calendar quarter shall not be less than 1.4:1.

(n)           ERISA. Guarantor shall not establish any pension plan for employees which would cause Guarantor to be subject to ERISA.

(o)           Required Filings. Guarantor shall promptly provide the Finance Parties with copies of all documents which Guarantor or any Affiliate of Guarantor is required to file with the Securities and Exchange Commission in accordance with the 1934 Act or any rules thereunder or otherwise distributed to its shareholders.

(p)           Examples of Calculations. Attached hereto as Exhibit A is an example setting forth the calculation of the covenants described in Sections 9(h) through and including 9(m). Such example is for purposes of illustration only and does not purport to describe every circumstance in which such calculations might be performed.

Section 10.       No Marshalling; Reinstatement.  Guarantor consents and agrees that neither the Finance Parties nor any Person or entity acting for or on behalf of the Finance Parties shall be under any obligation to marshal any assets in favor of Guarantor or against or in payment of any or all of the Guaranteed Obligations.  Guarantor further agrees that, to the extent that Borrower, Guarantor or any other guarantor of all or any part of the Guaranteed Obligations makes a payment or payments to any Finance Party, or any Finance Party receives any proceeds of collateral, which payment or payments or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to Borrower, Guarantor, such other guarantor or any other Person or entity, under any domestic or foreign bankruptcy law, state or federal law, common law or equitable cause, or other provisions of applicable law relating to liquidation, bankruptcy, administration, examinership, insolvency or creditor's right’ generally, then, to the extent of such payment or repayment, the part of the Guaranteed Obligations which has been paid, reduced or satisfied by such amount shall be reinstated and continued in full force and effect as of the time immediately preceding such initial payment, reduction or satisfaction.

Section 11.       Subrogation.  Guarantor (i) shall have no right of subrogation with respect to the Guaranteed Obligations prior to payment in full of all Guaranteed Obligations, and (ii) waives any right to enforce any remedy which Guarantor now or may hereafter have against Borrower, any endorser or any guarantor of all or any part of the Guaranteed Obligations or any other Person or entity, and Guarantor waives any benefit of, and any right to participate in, any security or collateral given to any Finance Party to secure the payment of all or any part of the Guaranteed Obligations.

Section 12.       Enforcement; Amendments; Waivers.  No delay on the part of any Finance Party in the exercise of any right or remedy arising under this Guaranty, the Loan Documents, any other related document, or otherwise with respect to all or any part of the Guaranteed Obligations, shall operate as a waiver thereof, and no single or partial exercise by any Finance Party of any such right or remedy shall preclude any further exercise thereof. No modification or waiver of any of the provisions of this Guaranty shall be binding upon any Finance Party, except as expressly set forth in a writing duly signed and delivered by such Finance Party.  Failure by any Finance Party at any time or times hereafter to require strict performance by Borrower, Guarantor, any other guarantor of all or any part of the Guaranteed Obligations or any other Person or entity of any of the provisions, warranties, terms and conditions contained in the Loan Documents or any other related document now or at any time or times hereafter executed and delivered to any Finance Party shall not waive, affect or diminish any right of such Finance Party at any time or times hereafter to demand strict performance thereof.  Any determination by a court of competent jurisdiction which has become final by appeal or lapse of time for appeal of the amount of the Guaranteed Obligations owing by Guarantor or Borrower to the Finance Parties shall be conclusive and binding on Guarantor irrespective of whether Guarantor was a party to the suit or action in which such determination was made.

Section 13.       Effectiveness; Termination.  This Guaranty shall become effective upon its execution by Guarantor and shall continue in full force and effect and may not be terminated or otherwise revoked, but shall be terminated upon the termination of the Loan Documents and payment in full of the Guaranteed Obligations (in cash), without further action of the parties, subject to the provisions of this Guaranty which provisions expressly survive termination (including, without limitation, the second sentence of Section 10 of this Guaranty).  If, notwithstanding the foregoing, Guarantor shall have any right under applicable law to terminate or revoke this Guaranty, Guarantor agrees that, except as provided in the preceding sentence, such termination or revocation shall not be effective until a written notice of such revocation or termination, specifically referring hereto, signed by Guarantor is actually received by the Finance Parties.  Such notice shall not affect the right and power of any Finance Party to enforce rights arising prior to receipt of the notice.

Section 14.       Successors and Assigns.  This Guaranty shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that Guarantor may not assign or otherwise transfer any of its rights or obligations hereunder (and any attempted assignment or transfer by Guarantor shall be null and void).  Nothing in this Guaranty, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Affiliates of the Finance Parties) any legal or equitable right, remedy or claim under or by reason of this Guaranty.

Section 15.       Governing Law.  This Guaranty shall be governed by New York law without reference to choice of law doctrine.

Section 16.       Submission to Jurisdiction; Waivers.  GUARANTOR HEREBY IRREVOCABLY AND UNCONDITIONALLY:

(a)           SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS GUARANTY, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, TO THE NON-EXCLUSIVE GENERAL JURISDICTION OF THE COURTS OF ENGLAND, COURTS OF THE STATE OF NEW YORK, THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND APPELLATE COURTS FROM ANY THEREOF;

(b)           CONSENTS THAT ANY SUCH ACTION OR PROCEEDING MAY BE BROUGHT IN SUCH COURTS, AND TO THE EXTENT PERMITTED BY LAW, WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT COURT AND AGREES NOT TO PLEAD OR CLAIM THE SAME;

(c)           AGREES THAT SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, TO ITS ADDRESS SET FORTH UNDER ITS SIGNATURE BELOW OR AT SUCH OTHER ADDRESS OF WHICH ANY FINANCE PARTY SHALL HAVE BEEN NOTIFIED; AND

(d)           AGREES THAT NOTHING HEREIN SHALL AFFECT THE RIGHT TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT TO SUE IN ANY OTHER JURISDICTION.

Section 17.      Waiver of Jury Trial.  GUARANTOR AND EACH FINANCE PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTY OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 18.       Notices.  All notices, requests and other communications concerning this Guaranty shall be given or made in writing (including, without limitation, by telex or telecopy) delivered to Guarantor at the “Address for Notices” specified below its name on the signature page hereof and delivered to the Finance Parties as follows:

Morgan Stanley Mortgage Servicing Ltd.
20 Cabot Square
Canary Wharf, London
United Kingdom, E14 4QW
Attention: Louis Mensah
Telephone: +44 20 677 3041
Facsimile: +44 20 7056 0242

and

Morgan Stanley Principal Funding Inc.
1585 Broadway
New York, New York 10036
Attention:  Louis Mensah
Telephone: +44 20 677 3041
Facsimile:  +44 20 7056 0242

With copies to:

Morgan Stanley SPG Warehouse Group
1221 Avenue of Americas, 27th Floor
New York, New York 10020
Attention: Andrew Neuberger
Telephone: +1 212 762 6401
Facsimile: +1 212 507 4137

Morgan Stanley Law Division
1221 Avenue of the Americas, 5th Floor
New York, New York 10020
Attention: Su Sun Bai, Esq.
Telephone: +1 212 761 4729
Facsimile: +1212 507 5834

Clifford Chance US LLP
31 West 52nd Street
New York, New York 10019

Attention: David C. Djaha, Esq.
Telephone: +1 212 878 8158
Facsimile: +1 212 878 8375

or, as to any party, at such other address as shall be designated by such party in a written notice to each other party. All such communications shall be deemed to have been duly given when transmitted by telex or telecopy or personally delivered or, in the case of a mailed notice, upon receipt, in each case given or addressed as aforesaid.

Section 19.       Entire Agreement; Severability.  This Guaranty contains the final agreement with respect to the matters contained herein by Guarantor and may not be contradicted by evidence of prior or contemporaneous agreements, or subsequent oral agreements, between Guarantor the Finance Parties.  If any of the provisions of this Guaranty shall be held invalid or unenforceable, this Guaranty shall be construed as if not containing such provisions, and the rights and obligations of the parties hereto shall be construed and enforced accordingly.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, this Guaranty has been duly executed by Guarantor as an instrument under seal as of the day and year first set forth above.

GUARANTOR			Address for Notices:

ANTHRACITE CAPITAL, INC.
a Maryland corporation			40 East 52nd Street
New York, NY 10022
By:	/s/ Richard Shea		Attention: Mr. Richard Shea
	Name:	Richard Shea	Telecopier No.: +1 212 754 8758
	Title:	President and Chief Operating Officer	Telephone No.: +1 212 754 5579

With a copy to:

Latham & Watkins LLP
885 Third Avenue
New York, New York 10022
Attention: David M. Stewart, Esq. (039089-0069)
Facsimile No.: +1 212 751 4864
Telephone No.: +1 212 906 1832

Exhibit A
Examples of Calculations of the Covenants Described in Sections 9(h) through and including 9(m)

Schedule 1 to Compliance Certificate

Anthracite Capital, Inc. and its consolidated subsidiaries
(in thousands of dollars)
For Quarter Ended September 30, 2007
Date Prepared:  November 15, 2007

MAINTENANCE OF TANGIBLE NET WORTH:
FINANCIAL COVENANT:
Base Tangible Net Worth	$400,000
Plus: 75% any equity raised by the Guarantor since the Guaranty date	-
Minimum Tangible Net Worth Required	$400,000

Shareholder’s equity at September 30, 2007	$593,460
Deduct: Amounts due from affiliates Deduct: Intangible assets	- -

Tangible Net Worth	$593,460

TANGIBLE NET WORTH IS IN EXCESS OF FINANCIAL COVENANT

MAINTENANCE OF RATIO OF RECOURSE DEBT TO TANGIBLE NET WORTH:

Total borrowings at September 30, 2007	$4,267,675
Deduct: Borrowings secured by commercial mortgage loan pools	(1,230,251)
Deduct: CDO’s	(1,814,231)
Total recourse debt at September 30, 2007	$1,223,194

Tangible net worth at September 30, 2007	$593,460

Ratio of recourse debt to tangible net worth	2.1 to 1

FINANCIAL COVENANT:

Ratio of its Recourse Debt to Tangible Net Worth to not be greater than 3:0 to 1:0.

RATIO OF RECOURSE DEBT TO TANGIBLE NET WORTH IS IN BOUNDS OF COVENANT

MAINTENANCE OF LIQUIDITY:
FINANCIAL COVENANT:
Total Mark-to-Market Indebtedness	$729,109
Minimum Liquidity (5% of Mark-to-Market Indebtedness)	$36,455

Liquid Assets at September 30, 2007	$122,185

LIQUIDITY IS IN EXCESS OF FINANCIAL COVENANT

NET INCOME:
FINANCIAL COVENANT:
Minimum Net Income for two consecutive fiscal quarters > one dollar	$1
$15,386
Net Income as of 9/30/07	$23,777
Net Income as of 6/30/07	$39,163
Total Net Income

NET INCOME IS IN EXCESS OF FINANCIAL COVENANT

CHANGES IN TANGIBLE NET WORTH:
(i)
Tangible Net Worth 9/30/07	$593,460
Tangible Net Worth 6/30/07	$794,742
% Change in Tangible Net Worth	-25%

(ii)
Tangible Net Worth 9/30/07	$593,460
Tangible Net Worth 9/30/06	$652,166
% Change in Tangible Net Worth	-9%

FINANCIAL COVENANT:
Tangible Net Worth shall decrease by:
(i) 20% or more from Tangible Net Worth as of the last Business Day in the third month preceding such date;
(ii) 40% or more from Tangible Net Worth as of the last Business Day in the twelfth month preceding such date

DEBT SERVICE COVERAGE:
Consolidated Net Income Before Preferred Stock Dividends	$15,386
Plus:	Depreciation and amortization	–
Recourse Cash interest expense	21,029
Net (Gain) Loss on real estate held for sale	–
Net (Gain) Loss on securities	5,766
Income taxes	–
GAAP Earning from Equity Investments	(6,611)

2

	Loss on Impairment of Assets (EITF 99-20)	2,938
	Incentive Fee- paid in stock	497
	Hedge Ineffectiveness	107
	Interest Accretion (Amortization)	(3,485)
	Cash Distributions from Equity Investments	3,070
FUNDS FROM OPERATIONS		38,697
	Recourse Cash interest expense	21,029
	DSCR	1.8 to 1
FINANCIAL COVENANT:
Ratio to be greater than 1.40 to 1.0

DSCR RATIO IS IN EXCESS OF FINANCIAL COVENANT

3

Exhibit B
Subsidiaries of Guarantor

Anthracite Capital MS Limited

Anthracite Capital BOFA Limited

Anthracite Funding, LLC

Anthracite CDO Depositor, LLC

Anthracite CDO I Ltd.

Anthracite CDO I Corp.

Anthracite CDO II Depositor, LLC

Anthracite CDO II Ltd.

Anthracite CDO II Corp.

Anthracite CDO III Depositor, LLC

Anthracite CDO III Ltd.

Anthracite CDO III Corp.

Anthracite 2004-HY1 Depositor, LLC

Anthracite 2004-HY1 Ltd.

Anthracite 2004-HY1 Corp.

Anthracite 2005-HY2 Depositor, LLC

Anthracite 2005-HY2 Ltd.

Anthracite 2005-HY2 Corp.

Anthracite Capital Limited

Anthracite Capital DB Limited

Anthracite Funding ML, LLC